Exhibit 99.1

ZIOPHARM Oncology to Present Data at 2011 ASCO Annual Meeting from First-Ever Treatment Demonstrating Small Molecule-Controlled Production of Anticancer Protein in Humans

--Abstracts Released on ASCO.org--

NEW YORK--(BUSINESS WIRE)-- ZIOPHARM Oncology, Inc. (Nasdaq: ZIOP), announced today that Douglas J. Schwartzentruber, M.D., FACS, of the Indiana University Health Goshen Center for Cancer Care, will present clinical results from the first-ever treatment demonstrating control by an orally administered small molecule over the transgene-encoded expression of a therapeutic anti-cancer protein in humans, at the 2011 Annual Meeting of the American Society of Clinical Oncology (ASCO) being held June 3 - 7 in Chicago, IL. Results from the Phase Ib study of DC-RTS-IL-12 will be presented during the Developmental Therapeutics - Clinical Pharmacology and Immunotherapy Poster Session on Monday, June 6th from 8:00 am to 12:00 pm CT at McCormick Place, Hall A in Chicago, IL, in a poster titled: "Immunotherapy of advanced melanoma by intra-tumoral injections of autologous, purified dendritic cells transduced with gene construct of interleukin-12, with dose-dependent expression under the control of an oral activator ligand" (Poster # 1A).

The study abstract (#2540), released yesterday on www.ASCO.org, concludes that this Phase I trial in patients with advanced melanoma has confirmed key findings from mouse tumor models.

About ZIOPHARM Oncology, Inc.:

ZIOPHARM Oncology is a biopharmaceutical company engaged in the development and commercialization of a diverse portfolio of cancer therapeutics. The Company is currently focused on several clinical programs.

Palifosfamide (Zymafos™ or ZIO-201) is a novel DNA cross-linker in class with bendamustine, ifosfamide, and cyclophosphamide. ZIOPHARM is currently enrolling patients in a randomized, double-blinded, placebo-controlled Phase III trial with palifosfamide administered intravenously for the treatment of metastatic soft tissue sarcoma in the front-line setting. The company is also currently conducting a Phase I intravenous study of palifosfamide in combination with standard of care for addressing small cell lung cancer likely in an adaptive potentially pivotal trial and an oral form of the drug for treatment of solid tumors is currently in the advanced preclinical stage of development.

Darinaparsin (Zinapar™ or ZIO-101) is a novel mitochondrial-targeted agent (organic arsenic) being developed intravenously for the treatment of relapsed peripheral T-cell lymphoma likely with an adaptive potentially pivotal study expected to begin in late 2011. An oral form is in a Phase I trial in solid tumors.

Indibulin (Zybulin™ or ZIO-301) is a novel, oral tubulin binding agent that is expected to have several potential benefits including oral dosing, application in multi-drug resistant tumors, no neuropathy and a quite tolerable toxicity profile. It is currently being studied in Phase I in metastatic breast cancer with an expected substitution of a modified dosage form for simpler dosage administration.

ZIOPHARM is also pursuing the development of novel DNA-based therapeutics in the field of cancer pursuant to an exclusive channel partnership with Intrexon Corporation. The partnership includes two existing clinical-stage product candidates, the first of which is in a Phase Ib study and the second is currently the subject of an Investigational New Drug (IND) application filed with the U.S. Food and Drug Administration.

ZIOPHARM's operations are located in Boston, MA and Germantown, MD with an executive office in New York City. Further information about ZIOPHARM may be found at www.ziopharm.com.

ZIOP-G

Forward-Looking Safe Harbor Statement:

This press release contains forward-looking statements for ZIOPHARM Oncology, Inc. that involve risks and uncertainties that could cause ZIOPHARM Oncology's actual results to differ materially from the anticipated results and expectations expressed in these forward-looking statements. These statements are based on current expectations, forecasts and assumptions that are subject to risks and uncertainties, which could cause actual outcomes and results to differ materially from these statements. Among other things, there can be no assurance that any of ZIOPHARM Oncology's development efforts relating to its product candidates will be successful, or such product candidates will be successfully commercialized. Other risks that affect forward-looking information contained in this press release include the possibility of being unable to obtain regulatory approval of ZIOPHARM Oncology's product candidates, the risk that the results of clinical trials may not support ZIOPHARM Oncology's claims, the risk that pre-clinical or clinical trials will not proceed on schedules that are consistent with ZIOPHARM Oncology's current expectations or at all, risks related to ZIOPHARM Oncology's ability to protect its intellectual property and its reliance on third parties to develop its product candidates, risks related to the sufficiency of existing capital reserves to fund continued operations for a particular amount of time and uncertainties regarding ZIOPHARM Oncology's ability to obtain additional financing to support its operations thereafter, as well as other risks regarding ZIOPHARM Oncology that are discussed under the heading "Risk Factors" in ZIOPHARM Oncology's filings with the United States Securities and Exchange Commission. Forward-looking statements can be identified by the use of words such as "may," "will," "intend," "should," "could," "can," "would," "expect," "believe," "estimate," " predict," "potential," "plan," "is designed to," "target" and similar expressions. ZIOPHARM Oncology assumes no obligation to update these forward-looking statements, except as required by law.

Contacts:

For ZIOPHARM:
Tyler Cook
ZIOPHARM Oncology, Inc.
617-259-1982
tcook@ziopharm.com

Media:
David Pitts
Argot Partners
212-600-1902
david@argotpartners.com